ДРТ ДЕЛОВЫЕ РЕШЕНИЯ И ТЕХНОЛОГИИ
BUSINESS SOLUTIONS AND TECHNOLOGIES

AO "Business Solutions and Technologies"
5 Lesnaya Street
Moscow, 125047,
Russia

Tel: +7 (495) 787 06 00
Fax: +7 (495) 787 06 01
delret.ru

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Ilim S.A.:

Opinion on the Financial Statements

We have audited the consolidated balance sheets of Ilim S.A. and its subsidiaries (the "Group") as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the "financial statements") (not included herein).

In our opinion, the financial statements present fairly, in all material respects, the financial position of Ilim S.A. and its subsidiaries as of December 31, 2022 and 2021, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on the Group's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the Audit Committee and that (1) relates to an account or disclosure that is material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue – Refer to Note 1 to the financial statements (not included herein)

Critical Audit Matter Description

As disclosed in the consolidated statements of operations, the Group generated $3,146,796 thousand of revenue from contracts with customers. The Group recognizes revenue on a point-in-time basis when the customer takes title to the goods and assumes the risks and rewards for the goods. However, accounting for sales of goods and related processes and control activities are all processed through a complex information technology (IT) environment, with a high volume of transactions and for individually low amounts.

These processes are dependent on the effective design and operation of multiple systems, processes, data sources and controls. Obtaining an understanding of the systems, databases, and processes used in the Group's revenue recognition process involved auditor judgment and required significant auditor effort, including the involvement of professionals with expertise in IT to identify, test, and evaluate the revenue data flows, the revenue systems and the automated controls.

Due to the extent of audit effort involved in testing controls as it relates to systems used to process revenue transactions, the use of IT professionals to perform such testing, and the importance of the IT systems to accurately recording revenue, we identified auditing revenue as a critical audit matter.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Group's systems to process revenue included the following:

- With the assistance of our IT specialists, we identified the significant systems used to process revenue transactions and tested the general IT controls over each of these systems, including testing of user access controls, change management controls, and IT operations controls;
- Tested automated controls within the revenue and accounts receivable process, as well as the internal controls designed to ensure the accuracy and completeness of revenue, including those in place to reconcile the various reports extracted from the IT systems to the Group's general ledger;
- We performed analysis of significant contracts with customers for presence of any non-standard terms, separate performance obligations or other conditions that could potentially require specific accounting, etc.;

- We evaluated trends in recorded revenue by performing detailed gross margin analysis;
- We performed detail transaction testing either by reconciliation of total revenue amounts with confirmation letters or by agreeing the amounts recognized to source documents for a sample of revenue transactions, tested the mathematical accuracy of the recorded revenue, considered whether revenue was recorded in the proper period and tested subsequent collection of individual transactions.

AO "Business Solutions and Technologies"

Moscow, Russian Federation
February 16, 2023
We have served as the Group's auditor since 2008.